Exhibit 99.10

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLUMBIA

TASEKO MINES LIMITED
1040 West Georgia Street, Suite 1500
Vancouver, BC, Canada	Civil Action No. 1:16-cv-00390-GK
V6E 4H1,

Plaintiff,
v.

RAGING RIVER CAPITAL LP
222 West Adams Street, Suite 1980
Chicago, IL 60606,

RAGING RIVER CAPITAL GP LLC
222 West Adams Street, Suite 1980
Chicago, IL 60606,

GRANITE CREEK PARTNERS, LLC
222 West Adams Street, Suite 1980
Chicago, IL 60606,

WESTWOOD CAPITAL LLC
51 Westwood Road
Stamford, CT 06902,

PAUL M. BLYTHE MINING ASSOCIATES INC.
4-115 First Street, Suite 201
Collingwood, ON, Canada
L9Y 4W3,

JONATHAN G. LEE PARNTERS LLC
7014 13th Avenue, Suite 202
Brooklyn, NY 11228,

PAUL BLYTHE
8919 Shenendoah Circle
Naples, FL 34113,

NATHAN MILIKOWSKY
117 Lyman Road
Chestnut Hill, MA 02467,

MARK RADZIK
878 Sheridan Road
Winnetka, IL 60093,

HENRY PARK
51 Westwood Road

Stamford, CT 06902,

and

JONATHAN LEE
200 Atlantic Avenue, Apt. 3D
Brooklyn, NY 11201,

Defendants.

AMENDED COMPLAINT

Plaintiff Taseko Mines Limited (“Taseko” or the “Company”), by its undersigned counsel, upon personal knowledge with respect to itself and its actions and otherwise on information and belief, alleges as follows:

I.                                        Nature of the Action

1.             This action seeks to remedy an incomplete, false and misleading SEC filing submitted by hedge fund and other investors who have formed a group to mount a proxy contest against and gain control of Taseko’s current Board of Directors (“Board”).

2.             Taseko is a Canadian-based mining company whose shares are traded on both the NYSE MKT and the Toronto Stock Exchange.

3.             Collectively, Defendants Raging River Capital LP, Raging River Capital GP LLC, Granite Creek Partners, LLC, Westwood Capital LLC, Paul M. Blythe Mining Associates Inc., Jonathan G. Lee Partners LLC, Paul Blythe (“Blythe”), Nathan Milikowsky (“Milikowsky”), Mark Radzik (“Radzik”), Henry Park (“Park”) and Jonathan Lee (“Lee”) beneficially own approximately 6.3% of the Company’s common shares and certain of the Company’s 7.75% senior notes due 2019 (“Taseko Notes”).

4.             Because Taseko common shares are traded on the NYSE MKT, Taseko and its shareholders are subject to disclosure requirements under U.S. securities laws, including requirements to file disclosure reports with the U.S. Securities and Exchange Commission (“SEC”).

5.             In January 2016, Defendants acquired more than 5% of Taseko common shares and disclosed their acquisitions of shares by filing a Schedule 13D on January 13, 2016. Shortly after acquiring their shares, Defendants exercised their rights under the Business Corporations Act (British Columbia) (the “BCBCA”) to demand that Taseko convene a shareholder meeting to vote on the removal of three current Taseko directors and the addition of four new directors nominated by Defendants.

6.             On February 26, 2016, Taseko filed a Complaint (ECF No. 1) in this matter alleging that Defendants’ January 13, 2016 Schedule 13D failed to include information required by § 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and is false and misleading. In response to Taseko’s Complaint, on March 9, 2016, Defendants filed an amended Schedule 13D with the SEC, which attached Taseko’s Complaint as an exhibit. The amended Schedule 13D, however, cured only some of the issues raised in Taseko’s Complaint and Defendants’ disclosures remain materially deficient.

7.             Defendants’ March 9, 2016 Schedule 13D/A1 fails to disclose: (i) the specific source of funds used by the Defendants to purchase Taseko common shares and Taseko Notes; (ii) the face value of Taseko Notes owned by Defendants, as well as the purpose for Defendants’ acquisition of Taseko Notes; (iii) that Defendants reached an understanding or agreement with at least one other Taseko shareholder to vote their shares together; (iv) Defendants’ contracts, arrangements, understandings and/or relationships with other Taseko shareholders; (v) Defendants’ contracts, arrangements, understandings and/or relationships with

1      A true and correct copy of the Defendants’ March 9, 2016 Schedule 13D/A is attached hereto as Exhibit A.

Randy Davenport (“Davenport”), one of Defendants’ nominees for Taseko’s Board, which, among other things, relate to Davenport’s role in acquiring Taseko common shares and Davenport serving as one of Defendants’ nominees to Taseko’s Board; and (vi) Defendants’ contracts, arrangements, understandings and/or relationships with Lee, which, among other things, relate to Lee’s role in acquiring Taseko common shares. The information above is unavailable to Taseko, its shareholders and investors, and disclosure by Defendants remains the only avenue for obtaining this information.

8.             Moreover, the March 9, 2016 Schedule 13D/A (i) falsely states that Defendants’ acquired Taseko common shares on the open market, (ii) falsely states that Radzik did not serve as a director of a company within one year of that company becoming bankrupt and (iii) fails to include Lee and Jonathan G. Lee Partners LLC as reporting persons.

9.             The securities laws are designed to ensure that shareholders and the investing public have accurate information with respect to certain prescribed facts so that they can make informed decisions when they invest and vote their shares. Defendants’ failure to disclose certain required information that is available only to Defendants, and their false and misleading disclosures, are contrary to this important public policy and represent an unfair attempt to influence the shareholder vote in advance of the May 10, 2016 shareholder meeting that Defendants requisitioned.

10.          Taseko brings this action for declaratory and injunctive relief requiring Defendants to remedy their securities law violations and to correct their SEC filing so that other Taseko shareholders and the market generally will have accurate information in advance of the upcoming shareholder vote on May 10, 2016.

II.                                   Jurisdiction and Venue

11.          This action arises under § 13(d) of the Exchange Act, 15 U.S.C. § 78m(d), and the rules and regulations promulgated thereunder by the SEC.

12.          This Court has subject matter jurisdiction pursuant to 28 U.S.C. § 1331 and § 27 of the Exchange Act, 15 U.S.C. § 78aa, as this action involves a federal question.

13.          The Court has personal jurisdiction over Defendants under the District of Columbia Long-Arm Statute, D.C. Code § 13-423(a)(1), because Defendants transacted business in the District of Columbia by filing disclosures with the SEC and Taseko’s claims for relief arise from Defendants’ filing.

14.          Venue properly lies in this Court pursuant to § 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1391(b), because the actions giving rise to this action—Defendants’ incomplete, false and misleading SEC filing—took place in this District.

III.                              The Parties

15.          Taseko, which is a publicly traded Canadian corporation headquartered in Vancouver, British Columbia, is a mining company focused on acquiring, developing and operating large tonnage mineral deposits in North America. Taseko’s principal business activity is operating the Gibraltar copper and molybdenum mine in Canada. The Company’s common shares are listed on the NYSE MKT and the Toronto Stock Exchange, and the Company and its major shareholders are subject to SEC reporting requirements.

16.          Defendant Raging River Capital LP, a Delaware limited partnership, was formed in December 2015 to acquire Taseko common shares and commence an activist campaign against Taseko’s Board.

17.          Defendant Raging River Capital GP LLC, a Delaware limited liability corporation, is the General Partner for Raging River Capital LP.

18.          Defendant Granite Creek Partners, LLC, a Delaware limited liability corporation, is a Managing Member of Raging River Capital GP LLC.

19.          Defendant Westwood Capital LLC, a Connecticut limited liability corporation, is a Managing Member of Raging River Capital GP LLC.

20.          Defendant Paul M. Blythe Mining Associates Inc., an Ontario corporation, is a Managing Member of Raging River Capital GP LLC.

21.          Defendant Jonathan G. Lee Partners LLC, a New York limited liability corporation, is a Member of Raging River Capital GP LLC.

22.          Defendant Paul Blythe, a resident of Ontario, Canada, is the President of Paul M. Blythe Mining Associates Inc. and has been nominated by Defendants for a seat on Taseko’s Board.

23.          Defendant Nathan Milikowsky, a resident of the state of Massachusetts, is a Managing Member of Raging River Capital GP LLC.

24.          Defendant Mark Radzik, a resident of the state of Indiana, is the Managing Partner of Granite Creek Partners, LLC, Secretary of Raging River Capital LP and has been nominated by Defendants for a seat on Taseko’s Board.

25.          Defendant Henry Park, a resident of the state of Connecticut, is the Chief Investment Officer and Principal of Westwood Capital LLC, and has been nominated by Defendants for a seat on Taseko’s Board.

26.          Defendant Jonathan Lee, a resident of the state of New York, is the President of Jonathan G. Lee Partners LLC and a Limited Partner of Raging River Capital LP.

IV.                               Background

A.            The Regulatory Scheme

27.          Section 13(d) of the Exchange Act mandates that “any person” who becomes “directly or indirectly the beneficial owner of more than 5 per centum” of a class of securities of an issuing corporation must file a statement setting forth certain information with the SEC and send the statement to the issuer within 10 days after such acquisition. Among the information that must be provided is:

(B)  the source and amount of the funds or other consideration used or to be used in making the purchases, and if any part of the purchase price is represented or is to be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, or trading such security, a description of the transaction and the names of the parties thereto, except that where a source of funds is a loan made in the ordinary course of business by a bank, as defined in section 78c(a)(6) of this title, if the person filing such statement so requests, the name of the bank shall not be made available to the public;

[and]

(E)  information as to any contracts, arrangements, or understandings with any person with respect to any securities of the issuer, including but not limited to transfer of any of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or guaranties of profits, division of losses or profits, or the giving or withholding of proxies, naming the persons with whom such contracts, arrangements, or understandings have been entered into, and giving the details thereof.

15 U.S.C. § 78m(d).

28.          In addition, § 13(d)(2) of the Exchange Act states that “[i]f any material change occurs in the facts set forth in the statement filed with the Commission, an amendment shall be filed with the Commission, in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.” 15 U.S.C. § 78m(d)(2). 17 C.F.R. § 240.13d-2 requires an amendment to be filed promptly with the SEC disclosing any material change in the facts set forth in a filed Schedule 13D.

29.          Moreover, § 13(d)(3) of the Exchange Act states that “when two or more persons act as a . . . group for the purpose of acquiring, holding, or disposing of securities of an issuer, such syndicate or group shall be deemed a ‘person’ for the purposes of this subsection.” 15 U.S.C. § 78m(d)(3). 17 C.F.R. § 240.13d-5(b)(1) further provides:

When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for the purposes of sections 13(d) and (g) of the [Exchange] Act, as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons.

30.          The SEC has prescribed Schedule 13D as the official form for compliance with § 13(d) of the Exchange Act, which specifically requires in Item 3 of Schedule 13D that the filer “[s]tate the source and amount of funds or other consideration used or to be used in making the purchases, and if any part of the purchase price is or will be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the securities, a description of the transaction and the names of the parties thereto.” 17 C.F.R. § 240.13d-101.

31.          In order to comply with the disclosure requirements set forth in Item 4 of Schedule 13D, the filer must “[s]tate the purpose or purposes of the acquisition of securities of the issuer” and “[d]escribe any plans or proposals which the reporting persons may have which relate to or would result in” an outcome specified in Item 4(a)-(j). 17 C.F.R. § 240.13d-101.

32.          In addition, Item 5(c) of Schedule 13D requires that the filer “[d]escribe any transactions in the class of securities reported on that were effected during the past sixty days or since the most recent filing of Schedule 13D (§ 240.13d-101), whichever is less.” 17 C.F.R. § 240.13d-101. “The description of a transaction . . . shall include, but not necessarily be limited to . . . the amount of securities involved [and] where and how the transaction was effected.” Id.

33.          Item 6 of Schedule 13D further requires that the filer “[d]escribe any contracts, arrangements, understandings or relationships (legal or otherwise) among the [reporting persons] and between such persons and any person with respect to any securities of the issuer, including, but not limited to, transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.” 17 C.F.R. § 240.13d-101. Reporting person, as that term is used in Schedule 13D, refers to the person for whom the Schedule 13D is filed, i.e., “each person required to sign the schedule itself.” Id.

B.                                    Defendants’ Failure to Disclose Information Required by § 13(d) of the Securities Exchange Act and Schedule 13D

34.          By filing a Schedule 13D on January 13, 2016 and an amended Schedule 13D on March 9, 2016, Defendants became reporting persons as that term is used in Schedule 13D.

35.          In their March 9, 2016 Schedule 13D/A, Defendants failed to disclose (i) the specific source of funds provided by each limited partner of Raging River Capital LP to purchase Taseko common shares, (ii) the specific source of funds provided by each limited partner of Raging River Capital LP to purchase Taseko Notes, (iii) the face value of the Taseko Notes owned by Defendants, (iv) the purpose for which Defendants acquired the Taseko Notes, (v) that Defendants have formed a group with other Taseko shareholders for the purpose of, among other things, voting Taseko common shares; and (vi) the contracts, arrangements, understandings and/or relationships between Defendants and such other Taseko shareholders, as well as Davenport and Lee.

Failure to Disclose Source and Amount of Funds Used to Purchase Taseko Common Shares and Taseko Notes

36.          Item 3 of Schedule 13D requires the reporting persons to 1) state the source and amount of funds used to purchase securities and 2) describe the transaction and list the names of the parties thereto if any part of the purchase price is represented by funds obtained for the purpose of acquiring securities. 17 C.F.R. § 240.13d-101.

37.          According to the March 9, 2016 Schedule 13D/A, the “source of funding for the acquisition of Common Shares held by the Reporting Persons was the general working capital of Raging River [Capital LP] from the respective capital contributions of the limited partners of [Raging River Capital LP].” This statement is insufficient to satisfy the disclosure requirements of Item 3 of Schedule 13D because it fails to disclose the specific amounts obtained from each limited partner in Raging River Capital LP towards the purchase of Taseko common shares.

38.          The March 9, 2016 Schedule 13D/A further states that: “In December 2015 and January and February 2016, the Reporting Persons acquired the Issuer’s 7.75% senior notes due 2019 with an aggregate cost of $6,040,323.” This statement also fails to satisfy the disclosure requirements set forth in Item 3 of Schedule 13D in that it fails to disclose the source of the $6,040,323 purchase price of Taseko Notes, who or what entity contributed towards the purchase of Taseko Notes and the specific amounts obtained by Raging River Capital LP for the purchase of Taseko Notes.

39.          Raging River Capital LP was formed as a special purpose vehicle in December 2015 to acquire Taseko common shares and Taseko Notes. The principals of Raging

River Capital LP, namely Radzik, Blythe, Milikowsky, Park and Lee, expended considerable effort to raise money from third parties to fund their collective effort to gain control of Taseko’s Board. Therefore, it is insufficient to state that Raging River Capital LP was the source of funds used to purchase Taseko common shares and to make no disclosure about the source of funds used to purchase Taseko Notes. Instead, Defendants were required to name the parties that funded their joint venture for the purchase of Taseko common shares and Taseko Notes, as well as the amount and source of each party’s contribution. The March 9, 2016 Schedule 13D/A fails to do so and thus, fails to satisfy the disclosure requirements set forth in Schedule 13D.

Failure to Disclose the Amount and Purpose of Defendants’ Purchase of Taseko’s 7.75% Senior Notes Due 2019

40.          Together, Items 4 and 5(c) of Schedule 13D require the filer to disclose the purpose or purposes of the acquisition of an issuer’s securities and to state the amount of securities involved in each transaction. 17 C.F.R. § 240.13d-101.

41.          In their March 9, 2016 Schedule 13D/A Defendants disclosed that: “In December 2015 and January and February 2016, the Reporting Persons acquired the Issuer’s 7.75% senior notes due 2019 with an aggregate cost of $6,040,323.” However, Defendants failed to disclose their reason for acquiring Taseko Notes and the face value of their ownership of Taseko Notes.

42.          As a beneficial owner of Taseko Notes, the interests of Defendants are very different from those of Taseko’s shareholders and may even conflict with those of Taseko’s shareholders. Under SEC rules, Taseko, its shareholders and investors are entitled to know the amount of Defendants’ beneficial ownership of Taseko Notes, why Defendants have invested in Taseko Notes and Defendants’ intentions with respect to such securities so that they may make informed investment and voting decisions. In particular, Taseko, its shareholders and investors are entitled to know Radzik’s, Blythe’s, Davenport’s and Park’s intentions with respect to Taseko Notes because they are nominated for a seat on Taseko’s Board and their interests in Taseko Notes may outweigh their interest in Taseko common shares.

Failure to Disclose the Formation of a Group with Other Taseko Shareholders

43.          Subsequent to the filing of their January 13, 2016 Schedule 13D, Defendants advised research analysts and investors that they have the support of shareholders holding 25% of Taseko common shares to oust three incumbent Taseko directors and to elect Blythe, Davenport, Park and Radzik to Taseko’s Board.

44.          Under 17 C.F.R. 240.13d-5(b)(1), when two or more persons agree to act as a group for the purpose of voting the securities of an issuer, such group is deemed a person under § 13(d) and subject to the disclosure requirements set forth in § 13(d)(1), including the requirement to disclose any contracts, arrangements, understandings and/or relationships.

45.          In their March 9, 2016 Schedule 13D/A, Defendants failed to disclose that they have formed a group with certain other Taseko shareholders, as required by §§ 13(d)(1)(E) and 13(d)(3) of the Exchange Act. They failed to disclose the group in order to circumvent the Securities Act (British Columbia), other Canadian provincial securities acts and the rules promulgated thereunder, which establish an early warning system to provide the market with immediate notice when a person or company acquires ownership of 10% or more of the voting securities of an issuer.

46.          The Company, its shareholders and the market are entitled to know that Defendants have formed a group with other Taseko shareholders. This information is especially important to Taseko shareholders because wide support for Defendants’ proposal for Board composition, or the appearance of such, will affect the voting decision of Taseko’s shareholders at the upcoming shareholder meeting.

Failure to Disclose Contracts, Arrangements, Understandings and/or Relationships between Defendants and Other Group Members

47.          Schedule 13D imposes a dual-disclosure requirement. Not only must the reporting persons disclose any contracts, arrangements, understandings and/or relationships among themselves with respect to the securities of the issuer, they must also disclose any contracts, arrangements, understandings and/or relationships between the reporting persons and any other person. 17 C.F.R. § 240.13d-101.

48.          Although Defendants have disclosed certain of the agreements relating to Taseko’s securities in their March 9, 2016 Schedule 13D/A, Defendants failed, in violation of § 13(d)(1)(E) of the Exchange Act, to disclose the contracts, arrangements, understandings and/or relationships among the reporting persons and other Taseko shareholders with which they have formed a group, as described above.

Failure to Disclose Contracts, Arrangements, Understandings and/or Relationships between Defendants and Randy Davenport

49.          In December 2015, Davenport, along with Park, Radzik and Lee, played a key role in acquiring Taseko common shares for Raging River Capital LP. Shortly thereafter, Davenport was nominated by Defendants for a seat on Taseko’s Board and his company, RL Davenport Resources, Inc., became a limited partner in Raging River Capital LP.

50.          Defendants’ March 9, 2016 Schedule 13D/A is in violation of § 13(d)(1)(E) of the Exchange Act because it fails to disclose Defendants’ arrangements with Davenport, including indemnification arrangements, that relate to Davenport’s role in acquiring Taseko common shares, and Davenport serving as one of Defendants’ nominees to Taseko’s Board and a limited partner of Raging River Capital LP through his company, RL Davenport Resources, Inc. Davenport’s agreement to serve as one of Defendants’ nominees to Taseko’s Board, his role in acquiring Taseko common shares and his agreement to serve as a limited partner of Raging River Capital LP through his company RL Davenport Resources, Inc., show that there are arrangements between Davenport and Defendants.

Failure to Disclose the Contracts, Arrangements, Understandings and/or Relationships between Certain Defendants and Lee

51.          In violation of § 13(d)(1)(E) of the Exchange Act, Defendants failed to disclose their arrangements with Lee in their March 9, 2016 Schedule 13D/A, which relate to, among other things, Lee’s role in arranging for the acquisition of Taseko common shares by Raging River Capital LP, and his role as a limited partner in Raging River Capital LP and a member of Raging River Capital GP LLC through his company Jonathan G. Lee Partners LLC.

52.          On November 5, 2015, Lee contacted a Taseko insider (who was also a significant Taseko shareholder and Lee’s former employer) about selling all or part of the insider’s Taseko common shares. Lee later arranged and participated in a series of phone calls and one in person meeting with the Taseko insider, Radzik, Park and Davenport regarding Raging River Capital LP’s purchase of Taseko common shares. Lee’s role in (i) arranging the acquisition of Taseko common shares, (ii) serving as a limited partner in Raging River Capital LP and (iii) serving as a member in Raging River Capital GP LLC through his company Jonathan G. Lee Partners LLC, all support Taseko’s claim that there are undisclosed arrangements between Lee and the other Defendants.

C.            Defendants’ False and Misleading Statements

53.          In addition to failing to disclose information required by § 13(d) of the Exchange Act, Defendants falsely disclosed that (i) their purchases of Taseko common shares were effected in the open market and (ii) that Radzik did not serve as a director of a company within one year of that company becoming bankrupt.

False Disclosure Regarding Purchase of Taseko common shares

54.          In their March 9, 2016 Schedule 13D/A, Defendants reported that their purchases of Taseko common shares on January 5, 2016 and March 7, 2016 were “effected in the open market.” This statement is false and misleading.

55.          Schedule 13D requires the filer to “[d]escribe any transactions in the class of securities reported on that were effected during the past sixty days or since the most recent filing of Schedule 13D . . . and how the transaction was effected.” 17 C.F.R. § 240.13d-101 (emphasis added).

56.          In or about November 2015, Radzik, Lee, Davenport and Park, who were acting on behalf of Defendants, began negotiations with a Taseko insider about purchasing all or part of the insider’s Taseko common shares. By December 2015, Radzik, Lee, Davenport and Park had agreements with the insider to purchase large blocks of the Company’s common shares and engaged Cowen & Company to execute the transactions on January 5, 2016 at an off-market price. Defendants acquired additional Taseko common shares on March 7, 2016 from the same Taseko insider.

57.          Contrary to what Defendants stated in their March 9, 2016 Schedule 13D/A, neither the January 5, 2016 or the March 7, 2016 transactions were effected in the open market through the NYSE MKT or the Toronto Stock Exchange. In fact, a representative from the NYSE MKT confirmed that the transactions were not effected through the NYSE MKT, but rather reported to the NYSE MKT after Defendants’ purchases of Taseko common shares were executed. Given the manner in which Defendants acquired their Taseko common shares—through a protracted negotiation with a Taseko insider—Taseko’s shareholders and investors are entitled to know with specificity “how the transactions were effected” as Schedule 13D requires.

False Disclosure Regarding Corporate Bankruptcy Involving Radzik

58.          Exhibit 99.4 to Defendants’ March 9, 2016 Schedule 13D/A includes the following statement:

To the knowledge of Raging River, no Concerned Shareholder Nominee is, at the date hereof, or has been, within ten (10) years before the date hereof: . . . (b) a director or executive officer of any company that, while such Concerned Shareholder Nominee was acting in that capacity, or within one (1) year of such Concerned Shareholder Nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

This statement is false and misleading.

59.          On May 6, 2013, Joseph Braunstein, the Chapter 7 trustee of Support Plus Medical, Inc. (“Support Plus”), filed in the United States Bankruptcy Court for the District of Massachusetts, a document entitled “Stipulation Between Chapter 7 Trustee and Certain Parties Identified on Exhibit A Settling Claims and Assigning Certain Other Claims and Causes of Action” (the “Stipulation”). According to the Stipulation, Support Plus issued senior secured notes and later failed to meet its obligations to certain lenders holding those notes. In response, those lenders declared Support Plus in default, accelerated Support Plus’s obligations under the secured notes, conducted a foreclosure sale of Support Plus’s assets and then filed an involuntary petition against Support Plus under Chapter 7 of the U.S. Bankruptcy Code. The Stipulation identifies Radzik as a director of Support Plus, as well as a principal of certain lenders of Support Plus, during the bankruptcy proceeding.

60.          As the Stipulation shows, Defendants’ statement that none of their nominees to Taseko’s Board was a director of a company that became bankrupt within one year of his directorship is false and misleading. Indeed, Radzik signed the March 9, 2016 Schedule

13D/A on his own behalf and on behalf of Raging River Capital LP, Raging River Capital GP LLC and Granite Creek Partners, LLC, even though he well knew that due to his involvement in the Support Plus bankruptcy proceeding, the statement was false.

61.          The interests of shareholders and creditors are frequently in conflict. For Taseko, this conflict is exacerbated by the currently low commodity prices environment, which causes Taseko Notes to trade at a significant discount to their face value. That Radzik seeks to serve as both a director and creditor of Taseko, as he did with Support Plus, is something that Taseko shareholders and investors are entitled to know.

D.                                    Failure of Lee and Jonathan G. Lee Partners LLC to File a Schedule 13D or Join the Other Defendants’ Schedule 13D as Reporting Persons

62.          Beginning in November 2015, Lee acted with Davenport, Park and Radzik to arrange Raging River Capital LP’s acquisition of Taseko common shares. Lee was involved in negotiating the key terms of the transactions with the Taseko insider, including, but not limited to, the price per share and the number of shares to be acquired. After successful negotiations for Taseko common shares, Jonathan G. Lee Partners LLC, a company controlled by Lee, became a member of Raging River Capital GP LLC and Lee became a limited partner of Raging River Capital LP.

63.          Given Lee’s prominent role in acquiring Taseko common shares and influence on the decisions of the reporting persons, Jonathan G. Lee Partners LLC’s role as member in Raging River Capital GP LLC and Lee’s role as limited partner in Raging River Capital LP, under § 13(d) of the Exchange Act and the rules promulgated thereunder, Lee and Jonathan G. Lee Partners LLC are beneficial owners of the approximately 13.9 million Taseko common shares beneficially owned by the other Defendants. As such, they were required to file a Schedule 13D or join the other Defendants’ January 13, 2016 and March 9, 2016 Schedule 13Ds as reporting persons.

64.          Lee and Jonathan G. Lee Partners LLC failed to file a Schedule 13D or join any of the other Defendants’ Schedule 13Ds as reporting persons, and their failure to do so violates §13(d) of the Exchange Act. Lee and Jonathan G. Lee Partners LLC should be required to join the other Defendants’ Schedule 13D so that Taseko, its shareholders and the market are provided with accurate and complete information in advance of the May 10, 2016 shareholder meeting.

COUNT I

(Violation of § 13(d) of the Exchange Act and SEC Rules promulgated thereunder based on
Schedule 13D against Defendants)

65.          Taseko repeats and realleges, as if fully set forth herein, the allegations of Paragraphs 1 through 64 above.

66.          Defendants’ March 9, 2016 Schedule 13D/A is materially deficient, as well as materially false and misleading, due to Defendants’ misstatements and/or omission of material information that must be disclosed in the Schedule 13D/A.

67.          By reason of the foregoing, Defendants violated § 13(d) of the Exchange Act, 15 U.S.C. § 78m(d), and the rules promulgated thereunder.

68.          Defendants are obligated to disclose the information required by § 13(d) of the Exchange Act and correct the foregoing material misstatements and omissions of material facts so that Taseko shareholders have the complete and accurate information to which they are entitled.

69.          Taseko and its shareholders will be irreparably harmed absent such a correction and appropriate equitable relief: (a) requiring Defendants to file an amended Schedule

13D disclosing required information and correcting the misstatements and omissions in their March 9, 2016 Schedule 13D/A; and (b) barring Defendants from voting or directing the vote of Taseko common shares or acquiring additional beneficial ownership of Taseko common shares until 10 days after they have filed an amended Schedule 13D disclosing the required information and correcting the misstatements and omissions in their March 9, 2016 Schedule 13D/A.

70.          Taseko has no adequate remedy at law.

71.          This claim is brought within the applicable statute of limitations.

COUNT II

(Violation of § 13(d) of the Exchange Act and SEC Rules promulgated thereunder based on
Schedule 13D against Lee & Jonathan G. Lee Partners LLC)

72.          Taseko repeats and realleges, as if fully set forth herein, the allegations of Paragraphs 1 through 64 above.

73.          Lee and Jonathan G. Lee Partners LLC are beneficial owners of the Taseko common shares held by Defendants and as such, are required to file a Schedule 13D or join the other Defendants’ Schedule 13D as reporting persons. Lee and Jonathan G. Lee Partners LLC failed to do either.

74.          By reason of the foregoing, Lee and Jonathan G. Lee Partners LLC violated § 13(d) of the Exchange Act, 15 U.S.C. § 78m(d), and the rules promulgated thereunder.

75.          Lee and Jonathan G. Lee Partners LLC are obligated to file a Schedule 13D or join the other Defendants’ Schedule 13D as reporting persons so that Taseko shareholders have the complete and accurate information to which they are entitled under § 13(d) of the Exchange Act.

76.          Taseko and its shareholders will be irreparably harmed absent such appropriate equitable relief requiring Lee and Jonathan G. Lee Partners LLC to file a Schedule 13D or join the other Defendants’ Schedule 13D as reporting persons.

77.          Taseko has no adequate remedy at law.

78.          This claim is brought within the applicable statute of limitations.

PRAYER FOR RELIEF

WHEREFORE, Taseko demands judgment against Defendants, including declaratory and injunctive relief, as follows:

1.                                      Declaring that Defendants’ March 9, 2016 Schedule 13D/A violates § 13(d) of the Exchange Act;

2.                                      Requiring Defendants to file an amended Schedule 13D disclosing the information required by § 13(d) of the Exchange Act and correcting the misstatements and omissions in their March 9, 2016 Schedule 13D/A;

3.                                      Barring Defendants from voting or directing the vote of Taseko common shares or acquiring additional beneficial ownership of Taseko common shares until 10 days after they have filed an amended Schedule 13D disclosing the required information and correcting the misstatements and omissions in their March 9, 2016 Schedule 13D/A;

4.                                      Declaring that Lee’s failure to file a Schedule 13D or to join as a reporting person in the March 9, 2016 Schedule 13D/A violates § 13(d) of the Exchange Act;

5.                                      Requiring Lee to file a Schedule 13D or join the other Defendants’ Schedule 13D as a reporting person;

6.                                      Declaring that Jonathan G. Lee Partners LLC’s failure to file a Schedule 13D or to join as a reporting person in the March 9, 2016 Schedule 13D/A violates § 13(d) of the Exchange Act;

7.                                      Requiring Jonathan G. Lee Partners LLC to file a Schedule 13D or join the other Defendants’ Schedule 13D as a reporting person; and

8.                                      Granting Taseko such further relief as the Court deems just and proper.

Dated:	Washington, D.C.
March 21, 2016

PAUL, WEISS, RIFKIND,
WHARTON & GARRISON LLP

		By:	/s/ Charles E. Davidow
Charles E. Davidow
(D.C. Bar No. 331702)
2001 K Street, NW
Washington, DC 20006-1047
Telephone: (202) 223-7380
Fax: (202) 204-7380
cdavidow@paulweiss.com

PAUL, WEISS, RIFKIND,
WHARTON & GARRISON LLP
Robert N. Kravitz (admitted pro hac vice)
1285 Avenue of the Americas
New York, New York 10019-6064
Telephone: (212) 373-3392
Fax: (212) 492-0392
rkravitz@paulweiss.com

Attorneys for Plaintiff Taseko Mines Limited

CERTIFICATE OF SERVICE

Pursuant to LCvR 5.3, I hereby certify that, on March 21, 2016, I caused to be electronically filed a copy of the foregoing Amended Complaint using the Court’s CM/ECF system.

On March 21, 2016, service was effected by Federal Express and First-Class Mail to the Defendants at the following addresses:

Norton Rose Fulbright Canada LLP

Walied Soliman

Suite 3800, Royal Bank Plaza, South Tower,

200 Bay Street, P.O. Box 84,
Toronto, Ontario M5J 2Z4

Attorney for Raging River Capital LP

RAGING RIVER CAPITAL GP LLC

2711 Centerville Road, Suite 400

Wilmington, DE 19808

GRANITE CREEK PARTNERS, LLC

2711 Centerville Road, Suite 400

Wilmington, DE 19808

WESTWOOD CAPITAL LLC

51 Westwood Road

Stamford, CT 06902

PAUL M. BLYTHE MINING ASSOCIATES INC.

4-115 First Street, Suite 201

Collingwood, ON, Canada L9Y 4W3

PAUL BLYTHE

8919 Shenendoah Circle

Naples, FL 34113

MARK RADZIK

878 Sheridan Road

Winnetka, IL 60093

HENRY PARK

51 Westwood Road

Stamford, CT 06902

/s/ Charles E. Davidow
Charles E. Davidow
(D.C. Bar No. 331702)